P R E S S  R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ANALYTICAL SURVEYS
RECEIVES NASDAQ NOTICE
SAN ANTONIO, Texas -- February 16, 2007 - Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves, and formerly a service provider to the geographic information systems (GIS) markets,, today announced that it received notice on February 16, 2007, from the Nasdaq Stock Market indicating that the Company is not in compliance with one of Nasdaq’s requirements for continued listing because it did not have:  (i) a minimum of $2,500,000 in stockholders’ equity as of December 31, 2006; (ii) at least $35,000,000 in market value of listed securities, or (iii) at least $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years, and that its securities are, therefore, subject to delisting from the Nasdaq Capital Market.  Nasdaq requires compliance with one of the foregoing criteria for continued inclusion under Nasdaq Marketplace Rule 4310(c)(2)(B).  Such a notice is routinely issued when a listed company does not meet the requirements listed above. The notice has no effect on the listing of the Company’s common stock at this time.  The Company plans to provide Nasdaq with a specific plan on how it intends to achieve and sustain compliance with all the Nasdaq Capital Market listing requirements at a hearing on March 1, 2007. As reported in the Company’s Form 10-QSB for the quarter ended December 31, 2006, the Company had stockholders’ equity of $2,448,000 at December 31, 2006.

“Maintaining our listing on the Nasdaq Stock Market is important to us and our efforts to build long-term shareholder value,” said Lori Jones, chief executive officer.  “We are currently negotiating equity financings that, upon closing, would allow us to demonstrate compliance with Nasdaq’s stockholders’ equity test.”

Analytical Surveys, Inc., which has historically served the GIS markets, has recently transitioned its focus toward the development of oil and gas exploration and production opportunities. ASI’s Energy Division is focused on high-quality exploratory and developmental drilling opportunities, as well as purchases of proven reserves with upside potential attributable to behind-pipe reserves, infill drilling, deeper reservoirs and field extension opportunities. ASI is headquartered in San Antonio, Texas. For more information, visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.